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                                                                  EXHIBIT 10.15

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended And Restated Employment Agreement ("Agreement") is entered into as of the 1st day of January, 2002 ("Effective Date") between United Industries Corporation, a Delaware corporation ("UIC" or Company") and Robert L. Caulk ("Executive").

     WHEREAS, Executive and UIC are parties to an Employment Letter Agreement dated October 25, 1999, as amended by Amendment dated May 31, 2001 and as further amended by Amendment dated July 20, 2001; and

     WHEREAS, UIC and Executive desire to amend and restate the terms and conditions of Executive's employment with UIC from and after the Effective Date.

     NOW THEREFORE, Executive and UIC, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound, hereby agree as follows;

1. POSITION: Executive shall be the Chairman of the Board, Chief Executive Officer and President of UIC. Executive shall also be a member of the UIC Board of Directors ("Board").

2.   REPORTING STRUCTURE:  Executive shall report to UIC's Board.

3. BASE SALARY: Executive's Base Salary will be at the annualized rate of $500,000:00, payable in equal monthly increments. Subsequent increases in base salary shall be as determined by the Compensation Committee of the Board.

4. INCENTIVE COMPENSATION: Executive shall be a participant in an incentive compensation plan, with payment based on UIC's attainment of certain financial and operational targets. Executive shall be eligible to receive an incentive bonus of (a) thirty percent (30%) of Base Salary if UIC achieves at least 90% of Target EBITDA, (b) sixty percent (60%) of Base Salary if UIC achieves at least 100% of Target EBITDA, or (c) 100% of Base Salary if UIC achieves 110% of Target EBITDA. If UIC achieves between 90% and 100% Target EBITDA, Executive's Incentive Compensation will increase by an amount equal to the product of (A) Base Salary multiplied by (B) 3% multiplied by (C) the number of percentage points by which the Company's actual EBITDA for the year in question exceeds 90% of the Target EBITDA for such a year up to a maximum of 100% of Target EBITDA. If UIC achieves between 100% and 110% Target EBITDA, Executive's Incentive Compensation will increase by an amount equal to the product of (A) Base Salary multiplied by (B) 4% multiplied by (C) the number of percentage points by which the Company's actual EBITDA for the year in question exceeds 100% of the Target EBITDA for such a year up to a maximum of 110% of Target EBITDA. As used herein "Target EBITDA" is defined as the EBITDA specified in UIC's Annual Operating Plan as approved by the Board on an annual basis and as may be adjusted by the Board in its reasonable discretion to account for acquisitions and dispositions.

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5.   CHANGE OF CONTROL:

     (a) STOCK OPTIONS. In the event there is a Sale of UIC (as defined in Section 4.1(b)(iii)(w-z) of the UIC Stock Option Agreement), vesting of options will be accelerated as provided in the UIC Stock Option Agreement.

     (b) SEVERANCE IF SALE OF UIC. During the term of this Agreement, if a Sale of UIC shall occur, as the term Sale is defined in Section 4.1(b)(iii)(w-z) in the UIC Stock Option Agreement, and if Executive's employment with UIC is terminated by UIC for any reason other than for Cause during the period beginning three (3) months prior to and ending twenty-four (24) month period following such Sale, then in lieu of the severance provisions set forth in Section 6 of this Agreement, UIC will pay Executive:

          (i) base salary accrued through Executive's date of termination;

          (ii) accrued incentive compensation determined in accordance with UIC's incentive compensation plan in effect on the Sale date, on a pro-rata basis for the fiscal year in which the Sale occurs, and

          (iii) as severance compensation UIC shall continue to pay to Executive, on a monthly basis, the sum of (i) Executive's Base Salary as set forth in Section 3 hereof in effect at the time of his termination divided by twelve (12) plus (ii) Incentive Compensation calculated at the rate of sixty percent (60%) of his Base Salary in effect at the time of his termination divided by twelve (12), less withholding as required by law, for twenty-four (24) months, beginning on the last day of the month following the month in which Executive's employment terminates, provided that:

               (1) prior to UIC's commencing such payments, Executive signs a mutual general release of UIC in substantially the form attached hereto as EXHIBIT A, and

               (2) any provision of Executive's current Noncompetition and Nonsolicitation covenants (as set forth in Item 9 Exhibit to the Agreement) to the contrary notwithstanding, Executive agrees that he shall continuously abide by such covenants for twenty-four
               (24) months from the date his employment terminates by reason of such Sale.

          UIC shall calculate the aggregate amount of the foregoing monthly payments required to be made to Executive and shall place such sum, without discount, in a reasonable and customary escrow account to secure UIC's payment of the foregoing monthly payment obligation to Executive under this Agreement. The Escrow Agent shall make the monthly payments to Executive required hereunder to Executive from such escrow. Executive shall also receive continuation of fully paid
          (i) health insurance coverage for Executive and his family members,
          (ii) Disability Insurance, and (iii) Life Insurance at the level in effect upon

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          termination of Executive for a period of the greater of two (2) years or the remaining term of this Agreement.

     (c) If, as a result of the vesting of options pursuant to Section 5(a) of this Agreement, or any other payment pursuant to this Agreement or any other agreement with UIC or its affiliates, it is determined that any payment, distribution, acceleration or benefit received or to be received by Executive from UIC pursuant to this Agreement or any option plan or other plan maintained by UIC or its Affiliates ("Payments") would be subject to the excise tax imposed Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such tax referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment from UIC (the "Excise Tax Gross-up Payment"), in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Payments (together with any penalties or interest, that have been or will be imposed on Executive in Connection therewith) and any federal, state and local income taxes, Excise Taxes and payroll taxes (including the tax imposed by Section 3101(b) of the Code) on the Excise Tax Gross-up Payment provided for in this Section 5 shall be equal to the Payments. In computing the amount of this payment, it shall be assumed that the Executive is subject to tax by each taxing jurisdiction and at the highest marginal tax rate in the respective taxing jurisdiction of Executive, taking into account the city and state in which Executive resides, but giving effect to the tax benefit, if any, which Executive may enjoy to the extent that any such taxes deductible in determining the tax liability of any other taxing jurisdiction (provided at the highest marginal tax rate for federal income tax purposes shall be determined under
     Section 1 of the Code). All determinations required to be made under this
     Section 5, including whether and when an Excise Tax Gross-up Payment is required in the amount of such Excise Tax Gross-up Payment and the assumptions to be utilized in arriving at such determination shall be made by UIC's independent auditors which shall provide details supporting calculations both to UIC and Executive within fifteen (15) days after UIC makes any Payments to Executive. In the event that the Internal Revenue Service, on audit asserts that Executive has made an underpayment of Excise Tax and Executive is required (by reason of settlement or otherwise) to make a payment of any Excise Tax or if Executive is required to make one or more payments of Excise Tax to the IRS (and/or interest on penalties therein) on the filing of his original or amended tax returns which exceed the amounts taken into account in determining the initial Excise Tax Gross-up Payment made pursuant to this Section 5, then in either of such events, any such underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-up Payment shall be promptly paid by UIC to or for the benefit of Executive. In addition, UIC will pay Executive an amount equal to any penalties, interest, or additions to be assessed against him as a result of the underpayment which amount shall be grossed-up for any federal, state, local or Excise Tax payable with respect to such penalties, interest or additions to tax such that the Executive receives a net amount equal to the penalties, interest, or additions to tax assessed against him (determined in the same manner as the other calculations described in this Section 5).

6. SEVERANCE. UIC acknowledges that Executive may terminate his employment at any time, with or without cause, by notice to UIC to that effect. Executive agree to continue to

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perform the duties of his employment for such reasonable period as UIC may request, not exceeding 30 days, after the date of his termination notice to UIC, during which period UIC shall pay Executive one-twelfth (1/12) of his base Salary and continue his benefits then in effect.

Executive acknowledge that UIC may terminate his employment at any time, with or without Cause (as defined in Section 10 of this Agreement), by notice to Executive to that effect. Executive's entitlement to severance pay shall be as stated below.

Except as otherwise provided in Section 5(b) with respect to severance arising from a Sale of UIC, if (a) Executive is terminated by UIC without Cause, or (b) Executive terminates this Agreement because of Constructive Termination (as defined in Section 10 of this Agreement), as severance compensation UIC shall continue to pay to Executive, on a monthly basis, the sum of (i) his Base Salary as set forth in Section 3 hereof in effect at the time of his termination divided by twelve (12) plus (ii) the average of Incentive Compensation paid to or, if not yet paid for the preceding year, owing to Executive for the two (2) years immediately preceding his termination divided by twelve (12)],less withholding as required by law, for the greater of twenty-four (24) months or the remaining term of this Agreement, provided that (1) prior to UIC's commencing such payments, Executive and UIC sign a mutual general release substantially the form attached hereto as EXHIBIT A, and (2) any provision of Executive's current Noncompetition and Nonsolicitation covenants (as set forth in Section 9 of this Agreement) to the contrary notwithstanding, Executive agrees that he shall continuously abide by such covenants for the period that such payments are being made to Executive. In addition, UIC shall pay Executive incentive compensation earned but unpaid as of the date of termination (prorated for the period of time during the applicable bonus year that Executive worked from January 1st to date of termination. Executive shall also receive continuation of fully paid (i) health insurance coverage for Executive and his family members, (ii) Disability Insurance, and (iii) Life Insurance at the level in effect upon termination of Executive for a period of the greater of two (2) years or the remaining term of this Agreement. Executive shall not receive such severance payments if Executive is terminated for Cause, as defined in SECTION 10 of this Agreement.

In the event Executive is terminated by UIC without cause, and during the period of time he is receiving severance benefits hereunder a Sale of UIC shall occur, as the term Sale is defined in Section 4.1(b)(iii)(w-z) in the UIC Stock Option Agreement, immediately prior to or upon the closing of the transaction in which such a Sale shall occur, UIC shall calculate the aggregate amount of the remainder of the monthly payments required to be made to Executive pursuant to this Section 6 and shall place such sum, without discount, in a reasonable and customary escrow account to secure UIC's and/or its successor's payment of the remainder of such monthly payment obligation to Executive. The Escrow Agent shall make the remainder of the monthly payments to Executive required under this Section 6 to Executive from such escrow.

7.   BUSINESS ETHICS

UIC is an "equal opportunity employer", and does not practice and will not tolerate unlawful discrimination or harassment of employees or applicants for employment. Should Executive ever encounter such a situation, Executive agrees to promptly report, in writing, any incident of which he becomes aware, whether or not directly affecting him, which he reasonably believes

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involves discrimination or harassment of any kind. UIC agrees to fully investigate or take whatever remedial or disciplinary actions may be appropriate. Every such written report may be delivered or mailed in a sealed envelope addressed "Personal and Confidential" to the attention of the General Counsel of United Industries Corporation.

UIC strives to maintain the highest levels of professional behavior in all aspects of our business and also to provide a safe and healthful environment in which to work. Towards this end, UIC may from time to time deem appropriate to conduct certain tests or examinations. These tests would all be at UIC expense and by agreeing to submit to these programs, Executive is indicating both his willingness to participate and his support for these goals. Subject to whatever legal restrictions or prohibitions may be applicable at the time, if any: (a) Executive authorizes every person involved in administering or conducting such tests or examinations to furnish full reports to UIC, and (b) such tests and examinations may include, but are not limited to polygraph examinations (as permitted under law), testing or examination to determine the presence of drugs, alcohol, contagious or non-contagious disease, or physical or mental defect or impairment, and also testing and examination relevant to aptitude in respect of employment opportunities, advancement, classification, and reclassification.

8.   INTELLECTUAL PROPERTY

Executive acknowledge that UIC is the sole owner of all inventions, concepts, processes, methods, ideas, formulae, and techniques conceived or developed by Executive, alone or with others, during the period of Executive's employment, whether or not during the usual hours Executive's employment, which may be applicable to or useful in any business in which UIC or any of its divisions is engaged at any time during the period of Executive's employment. Executive agree to cooperate with UIC, both during the period of Executive's employment and thereafter, in respect of whatever patent, trademark, copyright or other legal protection UIC desires to obtain. UIC may assign its rights under this Agreement to any party which acquires all or substantially all of the business or assets of UIC or any of its divisions.

9.   NONCOMPETITION, NONSOLICITATION, AND CONFIDENTIALITY.

     (a) NONCOMPETITION: During the period (the "NONCOMPETE PERIOD") beginning on Executive's first day of work at UIC and ending on the later of (x) the first anniversary of Executive's termination date and (y) if severance payments are owed to Executive by UIC pursuant to Section 5 or 6 of this Agreement, the length of time between Executive's termination date and the last day of the period of time which the severance payments represent (not to exceed three years after Executive's termination date), Executive shall not, without the prior written consent of UIC (which consent may be granted or withheld in UIC's sole discretion) directly or indirectly, participate in any line of business in which UIC is actively engaged or any line of business competitive with UIC anywhere in the United States and any other country in which UIC does business (the "COMPETITIVE ACTIVITIES").

     For purposes of this letter agreement, the term "PARTICIPATE" includes any direct or indirect interest in, or providing any direct or indirect assistance (whether financial,

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     advisory or otherwise) to any enterprise (or any affiliate thereof), whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, creditor, stockholder, owner or otherwise; provided that the term "Participate" shall not include ownership of less than 2% of the Common Stock of a publicly-held corporation whose Common Stock is traded on a national securities exchange or in the over-the-counter market.

     (b) NONSOLICITATION: During the Noncompete Period, Executive (a) shall not, directly or indirectly contact approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person known by him to be employed by UIC during the Noncompete Period and (b) shall not induce or attempt to induce any customer or other business relation of UIC to cease doing business with UIC or to engage in any business relationship which might materially harm UIC.

     CONFIDENTIALITY: Executive acknowledge that certain of the information, observations and data relating to UIC which Executive may possess or obtain as an employee, officer, director or stockholder of UIC is the confidential and proprietary property of UIC ("CONFIDENTIAL INFORMATION"). Executive agrees that he shall not, except in connection with the performance of his duties as an employee and officer and director of UIC hereunder, directly or indirectly, use for his own purposes or use for or disclose to any third party any of such Confidential Information without the prior written consent of UIC (which consent may be granted or withheld in UIC's sole discretion), unless and to the extent that the aforementioned matters (i) become generally known to an available for use by the public other than as a result of Executive's acts or omissions to act, or (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information (provided that in such case, Executive shall promptly inform UIC of such order, shall cooperate with UIC at UIC's expense in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order).

     The parties hereto acknowledge and agree that UIC will suffer irreparable harm from Executive's breach of any of the covenants or agreements contained in this Section. In the event of an alleged or threatened breach by Executive of any of the provisions of this Section, UIC or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions hereof. Executive acknowledges and agrees that the restrictions contained in this Section are reasonable. If, at the time enforcement is sought of any of the provisions of this Section, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Executive agrees that the covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other

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     provision of this Agreement, provided that during such period in which the covenants of this section shall continue, and Executive continues to abide by the obligations imposed upon him hereunder, UIC pays Executive the remainder of the severance obligation UIC may have or may have otherwise had to him under sections 5 or 6 of this Agreement, unless prior thereto Executive shall have breached any of his obligations required of him as a condition precedent to the continued right to such payments.

10.  DEFINITIONS OF CAUSE AND CONSTRUCTIVE TERMINATION

     a. As used herein, "CAUSE" for termination by the Company of Executive's employment with the Company means (a) material misappropriation of the Company's property, interests or opportunities; (b) violation of reasonable directions of the Company to Executive which directions are consistent with Executive's duties and responsibilities; (c) willful misconduct which causes material damage to the Company or its finances or to its business relationships or reputation in the industry or the community; (d) breach or nonperformance by Executive of his obligations provided for in this Agreement or in any other material agreement between Executive and the Company or reasonably implied by his position; (e) the habitual drug addiction or habitual intoxication of Executive which negatively impacts his job performance or Executive's failure of a Company-required drug test; or (f) failure of Executive to reasonably cooperate with an examining physician as may be required by any agreement between Executive and the Company; PROVIDED, HOWEVER, with respect to items (b), (c) and (d) above, "Cause" shall be deemed to have occurred only if and after the Board of Directors shall have determined that a breach of any of items (b), (c), or
     (d) shall have occurred, the Board of Directors shall have promptly provided Executive with written notice giving reasonable detail of the alleged breach and a suggested course of action to cure the alleged breach and Executive shall have not cured the alleged breach within 20 days after said written notice from the Board of Directors.

     b. As used herein, "CONSTRUCTIVE TERMINATION" shall mean: (a) Executive's rate of salary or bonus shall have been reduced below that set forth in
     Section 3 of this Agreement; (b) Executive shall have suffered a reduction in his title, duties or responsibilities, or shall have failed to be elected to the Board of Directors, or shall have been removed from the Board other than in connection with his Termination for Cause; (c) Company's headquarters shall have been moved from its current site to a site more than 75 miles from its current site without the express prior written consent of Executive; (4) Company shall have breached or failed to perform any of its material obligations under this Agreement or under any other material agreement between Executive and the Company.

11. VACATIONS: Executive shall be entitled to four weeks of paid vacation per year.

12.  OTHER BENEFITS (INCLUDING UIC's EXECUTIVE DEFERRED COMPENSATION PLAN):
Unless otherwise specified in this letter, Executive's benefits will consist of whatever benefit programs may be in effect from time to time for UIC executives, subject to eligibility requirements as

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specified in the applicable benefit plans. Benefit programs may be increased, decreased, changed or discontinued at any time.

Executive shall also receive an auto allowance of One Thousand Dollars ($1,000.00) per month.

On a one time only basis, and during calendar year 2002, Executive shall also receive the reimbursement for reasonable moving costs and real estate commissions or fees in connection with the relocation of his residence from 17902 Bonhomme Ridge Court, Chesterfield MO 63017 to another location in the St. Louis Metropolitan area. Accordingly, UIC shall waive the eligibility requirements of, and Executive shall receive the benefits of, the Company's Program 4 Homeowner Relocation Reimbursement Policy ("Policy") in connection with the relocation of his residence from 17902 Bonhomme Ridge Court, Chesterfield MO 63017 to another location in the St. Louis Metropolitan area, excluding therefrom the following sections: (i) Homefinding Trip; (ii) Homefinding Assistance;; (iii) Rental Assistance; (iv) Temporary Living; (v) Shipment of Household Goods and Auto; and (vi) Final Moving Trip.

13. ARBITRATION OF UIC STOCK VALUATION: Notwithstanding any provision to the contrary in the UIC 2001 Stock Option Plan or the UIC 1999 Stock Purchase Plan, UIC agrees to submit to arbitration any disputes between Executive and UIC regarding the fair market value of UIC common stock. The arbitration shall be conducted in St. Louis MO in accordance with the rules of the American Arbitration Association.

14. TERM: This Agreement shall be in effect on the Effective Date and shall continue for an initial period of three (3) years from such date, unless sooner terminated by either party in the manner set forth herein. On the expiration of the initial term hereof or any subsequent renewal term, this Agreement shall be automatically renewed and extended for successive periods of one (1) year each, unless either party shall have given the other party written notice of the non-renewal of this Agreement not less than sixty(60) days prior to the expiration of the then current term of this Agreement. Failure of either party to automatically renew this Agreement shall not be construed to be either an involuntary termination of Executive by UIC without cause or a constructive termination of his employment with UIC by Executive.

15. ASSIGNMENT: This Agreement may not be assigned by UIC except to an affiliate of UIC, provided, however, that if the Company shall merge or effect a share exchange with or into, or sell or otherwise transfer substantially all its assets to, another corporation, UIC may, by operation of law or otherwise, assign its rights hereunder to such successor corporation and cause such corporation to assume UIC's obligations under this Agreement without obtaining the prior consent of Executive.

16. NOTICES: Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified mail, postage prepaid, return receipt requested or sent by a nationally recognized overnight courier or delivery service, addressed as follows:

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     If to Executive:    Robert L. Caulk
                         17902 Bonhomme Ridge Court
                         Chesterfield MO 63017

     With a copy to:     Irv Berliner, Esq.
                         Kahn, Kleinman
                         The Tower at Erieview
                         Suite 2600
                         Cleveland OH 44114-1824

or to such other address as may be furnished by one party to the other in writing.

If to UIC:               United Industries Corporation
                         8825 Page Boulevard
                         St. Louis, MO 63114
                         ATTN: General Counsel

or to such other address as may be furnished UIC to Executive. All such notices shall be deemed given on the date personally delivered, mailed or couriered

17. GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Missouri.

18. SEVERABILITY: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

19. MODIFICATION: No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this section may not be waived except as herein set forth.

20. ENTIRE AGREEMENT: This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes any and all prior employment agreements between Executive and UIC.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amended And
Restated Employment Agreement as of the Effective Date above written.

UNITED INDUSTRIES CORPORATION                     ROBERT L. CAULK

By: /s/ David A. Jones                            /s/ Robert L. Caulk
    ------------------------------                ------------------------------
David A. Jones
Chairman of the Compensation
  Committee of the Board of Directors

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